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Exhibit 2.1

ARTICLES OF INCORPORATION
OF
L.E. INTERNATIONAL LTD.

ARTICLE 1. NAME

        The name of this corporation is L.E. International LTD.

ARTICLE 2. DURATION

        This corporation has perpetual existence.

ARTICLE 3. PURPOSE

        This corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Title 23B of the Revised Code of Washington, as amended.

ARTICLE 4. REGISTERED OFFICE AND AGENT

        The address of the registered office of the corporation is 701 Fifth Avenue, Suite 5000, Seattle, Washington 98104-7078, and the name of the registered agent at such address is PTSGE Corp.

ARTICLE 5. CAPITAL STOCK

        The authorized capital stock of this corporation shall consist of 65,000,000 shares, $0.001 par value per share, of which 50,000,000 shall be designated as common stock, and 15,000,000 shall be designated preferred stock.

        The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to provide for the issuance of such shares in an aggregate amount not exceeding the number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such class and/or series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any class and/or series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any class and/or series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any class and/or series in the event of liquidation, dissolution or winding up of the affairs of the corporation, the rights, if any, of holders of Preferred Stock of any class and/or series to convert or exchange such shares of Preferred Stock of such class and/or series for shares of any other class or series of capital stock or for any other securities, property or assets of the corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that class and/or series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that class and/or series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

        Before the corporation shall issue any shares of Preferred Stock of any class and/or series, articles of amendment in a form meeting the requirements of the Washington Business Corporation Act, as amended from time to time (the "Act"), setting forth the terms of the class and/or series and fixing the voting powers, designations, preferences, the relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such class and/or series, and the number of shares of Preferred Stock of such class and/or series authorized by the Board of Directors to be issued shall be filed with the Secretary of State of the State of Washington in the manner prescribed by the Act, and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

ARTICLE 6. PREEMPTIVE RIGHTS

        Shareholders of this corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the corporation.

ARTICLE 7. DIRECTORS

        The number of directors of this corporation shall be fixed in the manner specified by the bylaws of this corporation. The first directors of the corporation are three (3) in number and their names are:

        Philip Dascher
        Amy Moll
        Howard Moll

        The first directors shall serve until the first annual meeting of the shareholders and until their successors are elected and qualified.

ARTICLE 8. ACTION BY NONUNANIMOUS SHAREHOLDER CONSENT AND MAJORITY VOTING

        8.1  Subject to the provisions of RCW 23B.07.040, shareholders will be permitted to take action by less than unanimous written consent of all shareholders entitled to vote on an action.

        8.2  Before the date on which the action becomes effective, notice of the taking of such action shall be given to each shareholder of record, in writing, describing with reasonable clarity and specifying the general nature of the action approved, stating the effective date and time of the approved action, and accompanied by the same material that, under the Act, would have been required to be sent to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action. Except as otherwise provided in RCW 23B.07.040, such notice shall be given as follows: (a) if mailed, by deposit in the U.S. mail at least forty-eight (48) hours prior to the specified effective time of such action, with first-class postage thereon prepaid, correctly addressed to each shareholder of record at the shareholder's address as it appears on the current record of shareholders of the corporation; or (b) if delivered by personal delivery, by courier service, by wire or wireless equipment, by telegraphic or other facsimile transmission, or by any other electronic means which transmits a facsimile of such communication correctly addressed to each shareholder of record at the physical address, electronic mail address, or facsimile number, as it appears on the current record of shareholders of the corporation, at least forty-eight (48) hours prior to the specified effective time of such action.

        8.3  A majority vote of shareholders may approve actions pursuant to RCW 23B.10.030, 23B.11.030, 23B.12.020 and 23B.14.020.

ARTICLE 9. CUMULATIVE VOTING

        Shareholders of this corporation shall not have the right to cumulate votes in the election of directors.

ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

        A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

  (a)
  Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

  (b)
  Conduct violating RCW 23B.08.310 (which involves certain distributions by the corporation);

  (c)
  Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

        If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE 11. INDEMNIFICATION OF DIRECTORS

        11.1The corporation shall indemnify its directors to the full extent permitted by the Act now or hereafter in force. However, such indemnity shall not apply on account of:

  (a)
  Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

  (b)
  Conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or

  (c)
  Any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate directors' resolution or contract.

        11.2The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

        11.3No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE 12. INCORPORATOR

        The name and address of the incorporator is:

Kevin L. Gruben	701 Fifth Avenue, Suite 5000
Seattle, WA 98104-7078

        The undersigned incorporator has signed these Articles of Incorporation as duplicate signed originals on August 31 2001.

/s/ KEVIN L. GRUBEN Incorporator

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ARTICLES OF INCORPORATION OF L.E. INTERNATIONAL LTD.
ARTICLE 1. NAME
ARTICLE 2. DURATION
ARTICLE 3. PURPOSE
ARTICLE 4. REGISTERED OFFICE AND AGENT
ARTICLE 5. CAPITAL STOCK
ARTICLE 6. PREEMPTIVE RIGHTS
ARTICLE 7. DIRECTORS
ARTICLE 8. ACTION BY NONUNANIMOUS SHAREHOLDER CONSENT AND MAJORITY VOTING
ARTICLE 9. CUMULATIVE VOTING
ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY
ARTICLE 11. INDEMNIFICATION OF DIRECTORS
ARTICLE 12. INCORPORATOR